Exhibit (b)(1)

Execution Version

Committed Term Facility

THIS LOAN AGREEMENT (the “Agreement”) is made the 7th day of November 2020 between:

TRATON SE, a company incorporated under the laws of Germany, having its registered offices at Munich (the “Borrower”)

and

Volkswagen International Luxemburg S.A., a company incorporated under the laws of Luxembourg, having its registered offices at Luxembourg (the “Lender” and together with the Borrower, the “Parties”).

WHEREAS:

The Lender has agreed on the preamble and the terms and subject to the conditions set out in this Agreement to grant to the Borrower a term facility in the maximum aggregate amount of EURO 3,300,000,000 for the purpose of financing of the purchase price for the acquisition of all outstanding shares of common stock (other than, for the avoidance of doubt, the common shares already owned by Borrower and the sole share of Series B Nonconvertible Junior Preference Stock) in Navistar International Corporation (the “Target”) pursuant to the merger agreement to be entered into on or about the date of this Agreement between the Borrower, Dusk, Inc. (“Merger Subsidiary”) and the Target (the “Merger Agreement”) providing for a merger of Merger Subsidiary with or into Target with Target being the surviving entity of that merger and thereby becoming a wholly-owned Subsidiary of the Borrower (the “Acquisition”).

Preamble

(A)	As officially announced on 30 January 2020 TRATON SE has proposed to the board of directors of Navistar International Corporation, in which TRATON SE already holds a stake of approximately 16.8%, the acquisition of all remaining outstanding shares of common stock of Navistar International Corporation that are not already held by TRATON SE against cash payment. On 10 September 2020, TRATON SE has informed the board of directors of Navistar International Corporation of an increase of its offer dated 30 January 2020 to USD 43.00 per Navistar International Corporation share. In this context, Volkswagen AG has declared to TRATON SE that it is in principle willing to provide the necessary funds to finance TRATON SE’s offer to Navistar International Corporation.

On 16 October 2020 TRATON SE and Navistar International Corporation have reached agreement in principle that TRATON SE will acquire by merger all shares in Navistar International Corporation not already held by TRATON, at a price of USD 44.50 per Navistar International Corporation share.

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This Agreement between the Borrower and the Lender fulfils this purpose only.

(B)	Last year’s IPO by TRATON SE is seen as a first step to strengthen the independence of Volkswagen Group’s commercial vehicle business and the ability of TRATON SE to get own access to external capital and financing markets.

In essence this Agreement shall serve as a bridge facility until TRATON SE has refinanced itself.

Future funds collected by TRATON Group from external capital and financing markets shall be used to prepay the Loans made available under this Agreement (subject to the conditions and to the extent set out under this Agreement).

NOW IT IS HEREBY AGREED as follows:

1.	DEFINITIONS

In this Agreement:

“Advance” means a Loan made or to be made under Clause 2.

“Advance Date” means the date of an Advance.

“Advance Notice” means any such notice for the making of an Advance delivered by the Borrower to the Lender in accordance with Schedule 1A.

“Available Facility” means, at any time, the amount of the Facility at such time less the Advances drawn and outstanding at such time.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Wolfsburg and Munich and (in relation to any date for payment or purchase of euro) any TARGET2 Day.

“Closing Date” means the date on which the Target becomes a member of the TRATON Group.

“Commitment Period” means, in respect of the undrawn amounts made available under this Agreement, the period beginning on the date hereof and ending on the earlier of (i) the Initial Termination Date, (ii) the date which falls one Business Day after the Closing Date, (iii) the effective date of termination of the Merger Agreement prior to the date the Acquisition is consummated and (iv) the date on which the Borrower and/or upon the Borrower’s instruction any of its Subsidiaries publicly announces that it does not intend to continue to pursue the Acquisition.

“Currency” and the sign “€” mean the lawful currency of EURO.

“Default” means an Event of Default or any event or circumstance specified in Clause 11.1 of this Agreement which would (with the expiry of a grace period, the giving of notice, the making of any determination under this Agreement or any combination of any of the foregoing) be an Event of Default.

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“EURIBOR” means, in relation to any Advance in the Currency:

(a)	the applicable Screen Rate as of two TARGET2 days before the first date of the relevant Interest Period; or

(b)	if no Screen Rate is available for the Currency or the Interest Period, the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Borrower at its request quoted by three leading banks in the European interbank market, for the offering of deposits in EURO for a period equal to the relevant Interest Period as of two TARGET2 days before the first date of the relevant Interest Period, and if, in either case, the rate is less than zero, EURIBOR shall deemed to be zero.

“Event of Default” means any event or circumstance specified as such in Clause 11.1 of this Agreement.

“Extension Notice” means a notice substantially in the form set out in Schedule 1C (Extension Notice) given in accordance with Clause 5 (Extension of the Facility).

“Facility” means the term facility made available by the Lender to the Borrower under this Agreement in an aggregate amount of EUR 3,300,000,000 as of the date of this Agreement.

“Financial Indebtedness” means any obligation (whether incurred as principal or as surety) for the payment or repayment of money (whether present or future, actual or contingent) for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised pursuant to any issue of bonds, notes, commercial papers, debentures or any similar instrument;

(c)	the amount of any liability in respect of any lease contract which would, in accordance with IFRS (disregarding any related election right (Wahlrecht)), be treated as balance sheet liability;

(d)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(e)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that derivative transaction, that amount) shall be taken into account);

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(f)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(g)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (f) above,

provided that for the purposes of paragraph (iv) of Clause 11.1 of this Agreement Financial Indebtedness is limited to items (a), (b), (e) and (g) above, the latter however only in respect of items (a), (b) and (e).

“First Extended Termination Date” has the meaning given to such term in Clause 5.1 (First Extension Request).

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 6.3.

“Interest Rate” means the rate of interest applicable to an Advance in accordance with Clause 6.2.

“Initial Termination Date” means the date falling 12 months after the earlier of: (a) the date falling six months after the date of this Agreement; and (b) the first Advance Date.

“Loan” means the principal amount of any loan drawn down and outstanding from time to time.

“Margin” means 1.00 per cent. per annum and shall be adjusted by starting the Initial Termination Date or the First Extended Termination Date as set out in the grid below:

From…	To…	Margin (in % p.a.)
Initial Termination Date (excluded)	First Extended Termination Date (included)	1.25
First Extended Termination Date (excluded)	Second Extended Termination Date (included)	1.50

provided that, if and as long as an Event of Default is continuing, the Margin shall be the highest Margin as per the table above.

“Material Adverse Effect” means a material adverse effect on:

(a)	the business, assets or financial condition of the Borrower or the TRATON Group taken as a whole which is reasonably likely to adversely affect the ability of the Borrower to perform its payment obligations under this Agreement; or

(b)	the validity, legality or enforceability of this Agreement or of the rights and remedies of the Lender under this Agreement unless, in each case, such material adverse effect on the validity, legality or enforceability is capable of remedy and is remedied within 20 Business Days of the Borrower becoming aware thereof.

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“Principal Subsidiary” means at any time:

(a)	Scania CV AB;

(b)	MAN Truck & Bus SE;

(c)	as of the Closing Date, the Target; and

(d)	any Subsidiary of the Borrower which has unconsolidated operational revenues which exceed 10% of the consolidated total operational revenues of the TRATON Group,

provided that:

(i)	compliance with this provision shall be determined by reference to the most recent audited consolidated annual financial statements of the TRATON Group and such Subsidiary;

(ii)	if reasonably required, the Lender may request that the Borrower delivers a report (Bericht) prepared by its auditors as to whether a Subsidiary is a Principal Subsidiary;

(iii)	the Borrower shall deliver such report within 30 days of the Lender’s request pursuant to paragraph (ii) above; and

(iv)	a report (Bericht) by the auditors of the Borrower that a Subsidiary is or is not a Principal Subsidiary shall, in the absence of manifest error, be conclusive and binding on all parties.

“Repeated Representation” means each of the representations and warranties set out in (i) Clause 8 (other than Clause 8.4 (No deduction of tax), Clause 8.5 (No filing or stamp taxes) and Clause 8.6 (Accuracy of information)) and (ii), until and including the Closing Date, paragraph 2 of Schedule 3.

“Screen Rate” means in relation to EURIBOR, the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate). If the agreed page is replaced or service ceases to be available, the parties may agree on another page or service displaying the appropriate rate after consultation with each other.

“Security” means a mortgage, land charge, charge, pledge, lien, assignment or transfer for security purposes, retention of title arrangement or other security interest having a right in rem effect (dingliche Wirkung).

“Second Extended Termination Date” has the meaning given to such term in Clause 5.2 (Second Extension Request).

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“Selection Notice” means a notice substantially in the form set out in Schedule 1B (Selection Notice) given in accordance with Clause 6.3 (Interest Periods).

“Subsidiary” means a subsidiary (abhängiges Unternehmen) within the meaning of sections 16 and 17 of the German Stock Corporation Act (Aktiengesetz).

“Target Group” means the Target and its Subsidiaries.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.

“TARGET2 Day” means any day on which TARGET2 is open for the settlement of payments in euro.

“Tax” means all present and future income and other taxes, levies, imposts, deductions, and withholdings of a similar nature together with interest thereon and penalties with respect thereto, if any, and any payments made on or in respect thereof.

“Termination Date” means (i) the Initial Termination Date, (ii) if the Termination Date has been extended pursuant to Clause 5.1, the First Extended Termination Date, or (iii) if the Termination Date has been extended pursuant to Clause 5.2, the Second Extended Termination Date.

“TRATON Group” means TRATON SE and its Subsidiaries from time to time.

“Volkswagen Group” means Volkswagen AG and its Subsidiaries from time to time.

2.	THE FACILITY

2.1	Facility and Utilisation

(i)	Subject to the terms of this Agreement, the Lender makes available to the Borrower a term facility in an aggregate amount equal to EUR 3,300,000,000 as of the date of this Agreement.

(ii)	Subject to Clause 11.2 (Clean-up Period), an Advance will be made by the Lender to the Borrower on its request if:

(a)	the Lender receives from the Borrower not less than eight (8) Business Days before the proposed Advance Date an Advance Notice provided that the Borrower shall not less than seven (7) Business Days before the delivery of an Advance Notice provide the Lender with an advance notice (Vorankündigung) in relation to that Advance Notice (with a copy of the draft Advance Notice) and further provided that failure to provide an advance notice (Vorankündigung) shall not invalidate an Advance Notice provided in a timely manner;

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(b)	the proposed Advance Date is a Business Day within the Commitment Period which is at least one month before the Initial Termination Date, provided that if the documentary condition precedent referred to in item (iii) of paragraph 2 (Other documents and evidence) of Schedule 2 (Conditions Precedent) has been provided to the Lender no later than 10 a.m. CET on the date the first Advance Notice is provided to the Lender, the first Advance Notice may be given by the Borrower (and will be considered as received (Zugang) by the Lender on such Business Day) if given by no later than 12 p.m. CET on such Business Day;

(c)	the € amount of such Advance is a minimum amount of € 500.000.000 (and integral multiples thereafter of € 50.000.000) or, if less, the Available Facility and in any event does not exceed the Available Facility for such proposed Advance. At any time, the sum of all Advances outstanding under the Facility shall not exceed the amount of the Facility;

(d)	the number of Advances when aggregated with the proposed Advance, does not exceed eleven (11);

(e)	the proposed Interest Period complies with Clause 6.3;

(f)	on the date of the Advance Notice and on the proposed Advance Date no Default has occurred which is continuing; and

(g)	on the date of the Advance Notice and on the proposed Advance Date the Repeated Representations made by the Borrower are true in all material respects.

(iii)	If an advance notice (Vorankündigung) is given in respect of any Advance Notice the Borrower must indemnify the Lender within five (5) Business Days upon request against all costs (including any negative deposit interest) incurred by the Lender between the date of receipt of an advance notice (Vorankündigung) in relation to an Advance Notice and the Advance Date of the relevant Advance so notified (whether or not the Advance is made on that Advance Date).

(iv)	If no advance notice (Vorankündigung) is given in respect of any Advance Notice the Borrower must indemnify the Lender within five (5) Business Days upon request against all costs (including any break costs) incurred by the Lender between the date of receipt of an Advance Notice and the Advance Date of the relevant Advance so notified (whether or not the Advance is made on that Advance Date).

(v)	The Available Facility which, at that time, is unutilised shall be immediately cancelled at the end of the Commitment Period.

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2.2.	Initial Conditions Precedent

The Borrower may not deliver an Advance Notice unless the Lender has confirmed (or waived) the receipt of all of the documents and other evidence listed in Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Lender (acting reasonably) provided that the documentary condition precedent referred to in item (iii) of paragraph 2 (Other documents and evidence) of Schedule 2 (Conditions Precedent) must in addition to the email addresses referred to in paragraph (a) of Clause 16 (Notices and other matters) also be sent to the attention of Dr. Marcus Hellmann (marcus.hellmann@volkswagen.de). The Lender shall notify the Borrower promptly upon being so satisfied. If the Lender has received all of the documents and other evidence listed in Schedule 2 (Conditions Precedent) in form and substance satisfactory to it no later than 10 a.m. CET on a Business Day and the Borrower has no later than such time notified the Lender that it intends to give an Advance Notice on such day (whether by way of earlier advance notice (Vorankündigung) or separately), the Lender shall notify the Borrower accordingly promptly upon being so satisfied by no later than 10 p.m. CET on such Business Day provided that such notification may be given by the Lender and received (Zugang) by the Borrower until that time regardless of whether or not given during normal business hours; in such case the Borrower may provide the first Advance Notice on such Business Day until 12.00 p.m. CET and it will be considered as received (Zugang) by the Lender on such Business Day if given by no later than 12 p.m. CET on such Business Day.

2.3	Purpose

The Borrower shall apply all amounts borrowed by it under the Facility:

(i)	in and towards the financing of the purchase price for the Acquisition; or

(ii)	in an amount not exceeding the difference between the amount of the Facility as of the date of this Agreement minus the amount of the purchase price for the Acquisition pursuant to the Merger Agreement, in and towards the financing of (a) any payment by any member of the Target Group (or any other member of the Group on behalf of any member of the Target Group) in connection with: (A) any cash settlement or redemption of any vested or unvested equity awards, including stock options, stock appreciation rights, restricted stock awards, stock units (including phantom stock units, restricted stock units and performance based stock units), restricted cash units, deferred stock grants or similar awards outstanding before the consummation of, or resulting from, relating to or otherwise in connection with, the Acquisition; (B) cash awards, bonuses, retention payments, severance payments, gross-up payments or any other similar payments to directors, officers and other employees or consultants of any member of the Target Group resulting from, relating to or otherwise triggered in connection with the Acquisition; and (C) the financing of any payments to shareholders of Target in connection with the Acquisition; (b) any fees, costs and expenses incurred by any member of the TRATON Group in connection with or for the purposes of the Acquisition (other than, in each case, the refinancing, repayment, prepayment, defeasance, discharge, purchase, redemption or repurchase by the Borrower or any Subsidiary of the Borrower or any member of the Target Group of any Financial Indebtedness or other indebtedness incurred by any member of the Target Group); and (c) payments in respect of hedging agreements for the purpose of hedging any currency exposure under or in connection with the Acquisition.

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The Borrower may for any such purpose on-lend or otherwise (including by way of one or several equity contributions, repayments of intra-TRATON Group loans and/or other settlements of intra-TRATON Group balances) pass on amounts borrowed by it under a Facility to any Subsidiary of the Borrower and any member of the Target Group.

The Borrower may separately convert any proceeds raised under a Facility into any other currency prior to directly or indirectly on-lending or otherwise utilising them.

3.	REPAYMENT

Subject to the terms of this Agreement, the Borrower shall repay each Advance made to it in full on the Termination Date.

The Borrower may not reborrow any part of the Facility which is repaid.

4.	PREPAYMENT; CANCELLATION

4.1	Change of control

If the Lender ceases to control directly or indirectly less than 75 % of the share capital of the Borrower, the Lender shall not be obliged to fund an Advance and shall be entitled by written notice to the Borrower to cancel its commitment under the Facility and declare all outstanding Loans, together with accrued interest and all other amounts accrued under this Agreement, immediately due and payable, at which time the commitment under the Facility of the Lender will be cancelled and all such outstanding amounts will become immediately due and payable.

4.2	Mandatory prepayment – net proceeds

(i)	The Borrower shall use

(a)	100 per cent. of any net proceeds received by the Borrower or any other member of the TRATON Group in relation to a disposal of any shares in the Target to a person other than a member of the TRATON Group; and

(b)	50 per cent. of any DCM Proceeds, Disposal Proceeds and ECM Proceeds

(the “Relevant Net Proceeds”) in order to mandatorily prepay outstanding Loans and/or cancel the Available Facility in accordance with this Clause 4.2.

(ii)	In this Clause 4.2:

(a)	“DCM Proceeds” means any net proceeds received by the Borrower or any other member of the TRATON Group at any time on or after 1 January 2022 from the issuance of any bond, note (including any promissory notes (Schuldscheindarlehen)), hybrid instruments or loan in the international or domestic debt capital or loan markets whether bilateral, by syndication, private placement or otherwise (excluding any convertible and exchangeable instruments), in each case entered into after the date of this Agreement with a person who is not a member of the TRATON Group, other than:

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(A)	any net proceeds received for the (re)financing of the financial services’ business of the TRATON Group;

(B)	any net proceeds received with the prior written consent of the Lender; and

(C)	any net proceeds not excluded under paragraphs (A) and (B) above resulting from any financing transaction (or series of related financing transactions) where the net proceeds of such financing transaction (or series of related financing transactions) do not exceed €100,000,000 (or its equivalent in any other currency or currencies).

(b)	“Disposal Proceeds” means any net proceeds (including, when effectively received, the cash proceeds of any deferred consideration, whether by way of adjustment to the purchase price or otherwise) received in cash by any member of the TRATON Group at any time on or after 1 January 2022 from a person that is not a member of the TRATON Group in relation to a disposal of any asset, other than any disposal:

(A)	of any shares in Target;

(B)	made in the ordinary course of business of the relevant member of the TRATON Group;

(C)	made by a member of the TRATON Group to another member of the TRATON Group;

(D)	made with the prior written consent of the Lender;

(E)	of assets in connection with factoring or asset backed transactions; and

(F)	not excluded under paragraph (A) to (E) above, where the net proceeds received by the TRATON Group from any disposal (or series of related disposals) do not exceed €100,000,000 (or its equivalent in any other currency or currencies).

(c)	“ECM Proceeds” means any net proceeds received by the Borrower at any time on or after 1 January 2022 from a person (other than, in the case of any prepayment of Loans from any ECM Proceeds, any ECM Proceeds (other than any agio) received from any member of the Volkswagen Group) from the issue of any equity instruments, convertible instruments and exchangeable instruments by the Borrower in the international or domestic equity capital markets, other than any net proceeds resulting from any equity transaction (or series of related equity transactions) where the net proceeds of such equity transaction (or series of related equity transactions) do not exceed €100,000,000 (or its equivalent in any other currency or currencies).

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(iii)	The Borrower must promptly notify the Lender upon receipt of any Relevant Net Proceeds and prepay (together with accrued interest but without premium, penalty or break costs) the outstanding Loans in the amount of such Relevant Net Proceeds within five (5) Business Days of receipt or on such later date agreed between the Borrower and the Lender.

(iv)	If no Loans are outstanding on the date of receipt by the Lender of the receipt notice pursuant to paragraph (iii) above, the Available Facility shall be cancelled, with effect from the date of receipt by the Lender of the receipt notice, in an aggregate amount equal to the Relevant Net Proceeds.

(v)	If and to the extent the Relevant Net Proceeds exceed the aggregate amount to be applied in prepayment of Loans in accordance with paragraph (iii) above (such excess amount, the “Excess Proceeds”), the Available Facility shall be cancelled, with effect from the date of prepayment from the Relevant Net Proceeds, in an aggregate amount equal to the Excess Proceeds.

4.3	Voluntary cancellation; voluntary prepayment

(i)	The Borrower may, if it gives the Lender not less than five (5) Business Days’ (or such shorter period as the Lender may agree) prior notice, cancel the whole or any part (being a minimum amount of EUR 250,000,000) of the Available Facility.

(ii)	The Borrower may, if it gives the Lender not less than ten (10) Business Days’ (or such shorter period as the Lender may agree) prior notice, prepay the whole or any part of any Loan (but, if in part, being an amount that reduces the EUR amount of the Loan by a minimum amount of EUR 250,000,000).

4.4	General

(i)	Any notice of cancellation or prepayment given by any Party under this Clause 4 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(ii)	Any repayment or prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and without premium, penalty or break costs.

(iii)	The Borrower may not reborrow any part of the Facility which is prepaid.

(iv)	If all or part of a Loan is repaid or prepaid, the Facility will be deemed to be cancelled on the date of repayment or prepayment in an equivalent amount.

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5.	EXTENSION OF THE FACILITY

5.1	First Extension Request

The Borrower shall be entitled to request an extension of the Termination Date to the date falling six months after the Initial Termination Date (such date, the “First Extended Termination Date”) by giving notice to the Lender not more 180 days nor less than 45 days before the Initial Termination Date. The extension of the Termination Date pursuant to this Clause becomes effective on the Initial Termination Date if no Default is continuing on the Initial Termination Date.

5.2	Second Extension Request

The Borrower shall be entitled to request an extension of the Termination Date to the date falling six months after the First Extended Termination Date (such date, the “Second Extended Termination Date”) by giving notice to the Lender not more 180 days nor less than 45 days before the First Extended Termination Date. The extension of the Termination Date pursuant this Clause becomes effective on the First Extended Termination Date if no Default is continuing on the First Extended Termination Date.

6.	INTEREST AND COMMITMENT FEE

6.1	Payment of Interest

The Borrower shall pay accrued interest on each Advance on the Initial Termination Date, the First Extended Termination Date and the Second Extended Termination Date.

6.2	Calculation of Interest

The rate of interest applicable to an Advance for each Interest Period shall be the rate per annum which is the sum of

(i)	the applicable Margin; and

(ii)	EURIBOR.

6.3	Selection of Interest Periods

(i)	The Borrower may select an Interest Period for a Loan in an Advance Notice for that Loan or (if the Loan has already been borrowed) in a Selection Notice.

(ii)	Each Selection Notice for a Loan is irrevocable and must be delivered to the Lender by the Borrower not later than four (4) Business Days prior to the first date of the Interest Period to which such Selection Notice relates.

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(iii)	If the Borrower fails to deliver a Selection Notice to the Lender in accordance with paragraph (ii) above, the relevant Interest Period will be three months.

(iv)	The Borrower may select an Interest Period of one, three, six or twelve months or any other period agreed between the Borrower and the Lender in relation to the relevant Loan.

(v)	An Interest Period for a Loan shall not extend beyond the Termination Date.

(vi)	Each Interest Period for a Loan shall start on the Advance Date or (if already made) on the last day of its preceding Interest Period.

(vii)	If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

6.4	Interest Rate Calculation

Interest shall accrue from day to day and be calculated on the basis of a year of 360 days and on the actual number of days elapsed.

6.5	Default Interest

If the Borrower fails to pay on any due date any sum (other than interest) due under this Agreement, the Borrower shall pay interest on such sum from the due date to the actual date of payment. Such interest shall accrue on a daily basis at the rate per annum which is the sum of four (4) per cent per annum and the Margin.

6.6	Commitment Fee

During the Commitment Period, the Borrower shall pay to the Lender a commitment fee on the unused portion of the Facility. Such commitment fee shall be calculated at the rate of 35 % of the applicable Margin and shall be payable quarterly in arrears and on the Termination Date. The commitment fee shall be calculated on the basis of a year of 360 days and on the actual number of days elapsed.

7.	PAYMENTS

7.1	Place for Payment

All payments by the Borrower under this Agreement shall be made to the Lender without set-off or counter-claim (other than in respect of claims which are undisputed or have been upheld in a final judgement) not later than 10:00 a.m. (local time in the place of payment) on the due date in € to BGL BNP Paribas S.A., account no. LU18 0030 4923 8446 0000, swift code BGLLLULLXXX (if, without prejudice to the requirement to make any payment by no later than 10 a.m. (local time in the place of payment) on a due date, any payment is made after 4 p.m. CET such payment should be made over BNP Paribas France, swift-code BNPAFRPPXXX via TARGET 2 to BGL BNP Paribas S.A.) or to such other bank account as the Lender may notify to the Borrower at least fifteen (15) Business Days in advance.

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7.2	Non-Business Days

If a payment would be due on a day which is not a Business Day, the payment obligation will be deferred to the next Business Day in the same calendar month or, if there is none, the preceding Business Day.

7.3	Deductions and grossing-up

(i)	No payment will be made net of a withholding tax or deduction, unless this is required by a law introduced or applied after the date of this Agreement. The Borrower agrees to increase the amount of any payment which is subject to a withholding tax or deduction if such withholding tax or deduction is suffered directly in respect of a payment under this Agreement. As a result of this increase the Lender will receive the same amount it would have received if there had been no withholding tax or deduction. In case the Borrower should be obliged to gross-up payments to the Lender on account of this clause, it may prepay any part of the Loan (without any further notice) and paragraph (iii) of Clause 4.2 shall apply accordingly.

(ii)	If the Lender is liable to pay any tax on or by reference to any sum payable to it under this Agreement, which is not tax on its net income the Borrower will indemnify the Lender against such liability.

8.	REPRESENTATIONS AND WARRANTIES

The Borrower makes the representations and warranties set out in this Clause 8 and in paragraph 2 of Schedule 3 to the Lender on the date of this Agreement.

8.1	Status

The Borrower is a company duly constituted and validly existing under the laws of Germany, possessing the power to own its assets, to carry on its business as it is now being conducted and the capacity to sue and be sued in its own name.

8.2	Powers and authority

The Borrower has the power and authority to enter into, execute and perform this Agreement and the transactions contemplated thereby.

8.3	Legal validity

Subject to any general principles of law limiting the Borrower’s obligations, this Agreement constitutes legal, valid, binding and enforceable obligations of the Borrower. All consents, approvals or authorisations of any governmental authority, bureau or agency necessary for the execution, performance, validity or enforceability of this Agreement have been obtained and are valid.

8.4	No deduction of tax

It is not required to withhold tax on payments under the finance documents.

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8.5	No filing or stamp taxes

No filing or stamp taxes are required in connection with this Agreement.

8.6	Accuracy of information

To the best of the Borrower’s knowledge and belief, all information relating to the business and affairs of the TRATON Group furnished by it to the Lender in writing prior to the date of this Agreement was true and correct in all material respects at the date it was provided and there are no other material facts or considerations the omission of which would render any such information misleading in any material respect.

8.7	Proceedings

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which is reasonably likely to be adversely determined and, if so determined, is reasonably likely to have a Material Adverse Effect have (to the best knowledge and belief) been started or credibly threatened against it or any of its Subsidiaries, provided that the mere fact that the Borrower has elected or may elect to reserve for certain litigation, arbitration or administrative proceedings in its balance sheet shall for itself not imply or be construed as indicating a reasonable likelihood of the relevant litigation, arbitration or administrative proceeding being adversely determined.

8.8	No Default

No Event of Default is continuing or might result from a utilization of the Facility.

8.9	No conflict

The entry into and performance by the Borrower of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)	any material law or regulation applicable to the Borrower;

(b)	the Borrower’s constitutional documents; or

(c)	any agreement or instrument binding upon the Borrower or any of the Borrower’s assets if such conflict would have a Material Adverse Effect.

8.10	Duration

The Repeated Representations shall be made by the Borrower by reference to the facts and circumstances then existing on the date of each Advance Notice, each Selection Notice and each Extension Notice.

In addition, the Repeated Representations shall be deemed repeated by the Borrower by reference to the facts and circumstances, on each Advance Date and the first date of each Interest Period.

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9.	UNDERTAKINGS

9.1	Information

The Borrower will provide to the Lender (unless made available on the Borrower’s corporate website (www.traton.com) or any other website notified to the Lender):

(i)	within 180 (one hundred and eighty) days after the end of each of its financial years its audited unconsolidated financial statements and audited consolidated financial statements for that financial year; and

(ii)	within 90 (ninety) days after the end of:

(a)	the first quarter of each of its financial years, its quarterly information (Zwischenmitteilung) for such first quarter;

(b)	the first half of each of its financial years, its half-yearly financial statements (Halbjahresfinanzbericht) for that financial half year; and

(c)	the 9 (nine)-months period ending on the last day of the third quarter of each of its financial years, its quarterly information (Zwischenmitteilung) for such 9 (nine)-months period; and

(iii)	promptly, such further information in its possession or control regarding its financial condition and operations, as the Lender may reasonably request.

The obligations of the Borrower under this Clause 9.1 to deliver its quarterly information (Zwischenmitteilung) or its half-yearly financial statements (Halbjahresfinanzbericht) shall only apply if and to the extent the Borrower is under the laws applicable to it required to draw up such information or financial statements or, if there is no such requirement, nevertheless draws up such information or financial statements and publishes them.

The Borrower agrees that the financial statements and quarterly information to which this Clause 9.1 applies will be prepared in accordance with German law and the generally accepted accounting principles in Germany (including the international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements) consistently applied except to the extent that the accompanying notes provide a description of a different treatment.

9.2	Positive Undertakings

The Borrower shall take all reasonable measures that all consents, licenses, approvals and authorisations (if any) as may be required under any applicable law by the Borrower for the continued due performance of its obligations under this Agreement are obtained and maintained in full force and effect.

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9.3	Negative Pledge; disposal of assets

The Borrower shall not, and shall ensure that no Principal Subsidiary will:

(i)	create or allow to exist any Security over any of its present or future assets as security for any Financial Indebtedness, except for any Permitted Security (as defined in Schedule 3);

(ii)	sell, transfer or otherwise dispose of the whole or any substantial part of its assets other than any disposal:

(a)	in the ordinary course of the Borrower’s or Principal Subsidiary’s business;

(b)	made on an arms’ length basis at fair market value;

(c)	of assets the net proceeds of which are reinvested within 12 (twelve) months of receipt in other assets used for the business of the TRATON Group or applied towards the refinancing or repayment of any Financial Indebtedness (including any repayment or prepayment under this Agreement) of any member of the TRATON Group;

(d)	between the Borrower and any of its Subsidiaries or between Subsidiaries;

(e)	of assets in connection with factoring or asset backed transactions;

(f)	of assets required by any anti-trust law or legally binding anti-trust decree, regulation or order by any governmental authority or agency or by any other laws or orders issued by public authorities;

(g)	of assets in connection with the funding of special purpose vehicles or trusts assuming the obligation to fulfil pension, deferred compensation, long term accounts and/or part time retirement (Altersteilzeit) related obligations of any member of the TRATON Group (customarily referred to as contractual trust arrangements);

(h)	made with the prior written consent of the Lender; or

(i)	whose aggregate market value does not exceed an amount equal to 5% of the TRATON Group’s total consolidated assets (as set out in the audited consolidated balance sheet contained in the then latest financial statements of the TRATON Group), provided that if at the time of its creation in reliance on this sub-paragraph the respective disposal was in compliance with the requirements provided for in this sub-paragraph, any decrease of the TRATON Group’s consolidated assets after that time will not result in such disposal not being permissible under this paragraph (i).

For these purposes, a lease is treated as a disposal.

9.4	Acquisition related undertakings

The Borrower shall comply with the undertakings set out in paragraph 3 of Schedule 3.

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9.5	Change of business

The Borrower shall procure that no material change is made to the general nature of the business of the TRATON Group taken as a whole from that carried on at the date of this Agreement.

10.	CHANGES IN CIRCUMSTANCES

10.1	Changes in Law – illegality

(i)	If at any time after the date hereof any change in applicable law or regulation (of whatsoever country) or in the interpretation thereof by a governmental or inter-governmental authority (of whatsoever jurisdiction) charged with the administration thereof shall make it unlawful for the Borrower or for the Lender to perform its respective obligations hereunder, the Lender will immediately notify the Borrower of that fact and consult with it about this issue.

(ii)	The Lender may at any time after it has notified the Borrower pursuant to paragraph (i) above by notice to the Borrower cancel the Available Facility whereupon the Available Facility will be cancelled on the date following the date on which the Borrower has received such notice. The Borrower agrees to repay each Loan (without any premium, penalty and break costs and, in particular, without being liable for any damages or indemnity) within 90 days upon demand by the Lender or if the Lender certifies that, because of a legal requirement applicable to it the Loans have to be repaid earlier, on such earlier date specified by the Lender.

10.2	Increased Costs

If due to the introduction after the date hereof of any change in law or regulation of a competent authority or in its interpretation thereof the Lender incurs any additional costs as a result of its commitment hereunder, then the Borrower shall in the event of continuation of this Agreement on request of the Lender reimburse to the Lender such additional costs (“Increased Costs”). The amount of such Increased Costs as certified by the Lender shall be conclusive except in the case of manifest error, and to the extent that they are reasonably and properly incurred. In case of such Increased Costs the Lender shall promptly inform the Borrower.

After receipt of such information, the Borrower is with five Business Days’ notice entitled to prepay the Loan plus accrued interest.

11.	EVENTS OF DEFAULT

11.1	Events of Default

The following events or circumstances shall be the only events and circumstances which give the Lender the right to cancel the Available Facility and terminate and accelerate the Advances and all other statutory rights or rights in equity are hereby waived by the Lender to the fullest extent permitted by law.

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If:

(i)	(non-payment) the Borrower fails to pay any sum due from it hereunder at the time, in the currency and in the manner specified herein upon expiry of a reasonable period of time (but in any case not less than five Business Days) specified in a written notice served by the Lender on the Borrower, without this matter being remedied to the satisfaction of the Lender, or unless such failure is due solely to technical delays in the transmission of funds and such amount is paid within four Business Days of such due date; or

(ii)	(misrepresentation) any representation or statement made or deemed repeated by the Borrower in this Agreement or in any notice or other document, certificate or statement delivered by it pursuant hereto is or proves to have been incorrect or misleading when made or deemed repeated in any material respect and remains incorrect or misleading in any material respect 20 Business Days after the earlier of the Borrower becoming aware or receipt of a written notice from the Lender; or

(iii)	(other obligations) the Borrower does not comply with any provision of this Agreement (other than those referred to in paragraph (i) above) and, if the failure to comply is capable of remedy, is not remedied within 20 Business Days of the earlier of (A) the Lender giving written notice to the Borrower and (B) the Borrower becoming aware of the failure to comply; or

(iv)	(cross acceleration) any Financial Indebtedness of the Borrower or any Principal Subsidiary which is not owed to another member of the TRATON Group:

(a)	is not paid when due or within any originally applicable grace period; or

(b)	is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described),

except where the aggregate amount of all such Financial Indebtedness or commitment for Financial Indebtedness is less than €100,000,000; or

(v)	(insolvency)

(a)	the Borrower or a Principal Subsidiary incorporated under the laws of Germany or incorporated in another jurisdiction but having its centre of main interests for the purposes of the European Regulation on Insolvency Proceedings (EU Regulation 2015/848 of 20 May 2015) in Germany (each, a “German Entity”) generally suspends making payments on its debts or announces an intention to do so, is over-indebted (überschuldet) as defined in Section 19 of the German Insolvency Code (Insolvenzordnung) or unable to pay its debts as they fall due (zahlungsunfähig) as defined in Section 17 of the German Insolvency Code (Insolvenzordnung), due to imminent illiquidity commences negotiations with all its creditors with a view to the general readjustment or rescheduling of its indebtedness or, for any of the reasons set out in Sections 17 through 19 of the German Insolvency Code (Insolvenzordnung), files for insolvency (Antrag auf Eröffnung eines Insolvenzverfahrens), or the board of directors (Geschäftsführung) of a German Entity is required by law to file for insolvency;

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(b)	the competent court takes any of the actions set out in Section 21 of the German Insolvency Code (Insolvenzordnung) or institutes insolvency proceedings against a German Entity (Eröffnung eines Insolvenzverfahrens);

(c)	any event analogous to any of the events referred to in paragraphs (a) and (b) above occurs in any jurisdiction other than Germany with respect to the Borrower or a Principal Subsidiary which in each case is not a German Entity.

(vi)	(creditors’ process) any attachment (Pfändung), sequestration (Zwangsverwaltung), distress (Beschlagnahme), or other execution (Zwangsvollstreckung) legal process (other than any prejudgment attachment (Arrest) or other execution legal process in respect of provisional relief (einstweiliger Rechtsschutz)) in relation to an aggregate obligation of at least EUR 75,000,000 (seventy-five million euros) (or its equivalent in any other currency or currencies) affects any asset or assets of the Borrower or a Principal Subsidiary and is not contested in good faith and reserved for within 30 (thirty) Business Days; or

(vii)	(material adverse change) any event or series of events occurs which has a Material Adverse Effect,

then, in any such case the Lender may by written notice to the Borrower:

(a)	demand the repayment of all Advances on such date (whereupon the same shall become due on such date with accrued interest thereon and any other sum owed by the Borrower), and/or

(b)	declare that any undrawn portion of the Facility shall be cancelled, whereupon the same shall be cancelled and the Available Facility shall be reduced to zero.

A notice of the Lender pursuant to Clause 11.1 may only be given if an Event of Default has occurred and is continuing.

11.2	Clean-Up Period

(i)	Notwithstanding any other provision of this Agreement:

(a)	any breach of a Clean-Up Representation or a Clean-Up Undertaking; or

(b)	any Default constituting a Clean-Up Default,

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will be deemed not to be a breach of representation or warranty, a breach of an undertaking or a Default (as the case may be) if:

(A)	it would have been (if it were not for this provision) a breach of representation or warranty, a breach of an undertaking or a Default only by reason of circumstances relating exclusively to the Target Group (or any obligation to procure or ensure in relation to a member of the Target Group);

(B)	it is capable of remedy on or before the Clean-Up Date, and the Borrower, after having become aware of such breach or Default, has had, is having or will have, commercially reasonable steps taken in respect of and to remedy it;

(C)	the circumstances giving rise to it have not been procured by or approved (other than by consummating the Acquisition and it being understood that knowledge does not constitute procuring or approval for these purposes), by any member of the TRATON Group (excluding for the avoidance of doubt any actions of a member of the Target Group prior to the Closing Date);

(D)	it does not affect as from the Closing Date, the Borrower’s unencumbered ownership of the shares in the Target; and

(E)	it is not reasonably likely to have a Material Adverse Effect.

(ii)	If the relevant circumstances are continuing on or after the Clean-Up Date, there shall be a breach of representation or warranty, breach of an undertaking or Default, as the case may be, notwithstanding the above (and without prejudice to the rights and remedies of the Lender).

(iii)	In this Clause 11.2:

(a)	“Clean-Up Date” means the date falling 120 days after the Closing Date;

(b)	“Clean-up Default” means each and any Event of Default other than any Event of Default under paragraphs (i), (v) and (vii) of Clause 11.1 and any event or circumstance specified in Clause 11.1 (Events of Default) (other than paragraphs (i), (v) and (vii) of Clause 11.1) that would (with the expiration of a grace period, the giving of notice, the making of any determination or any combination of the foregoing) be an Event of Default;

(c)	“Clean-Up Representations” means each and any of the representations and warranties under Clause 8 (Representations); and

(d)	“Clean-Up Undertakings” means each and any of the undertakings specified in Clause 9 (Undertakings).

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12.	INDEMNITIES

The Borrower shall indemnify the Lender, without prejudice to any of the rights of the Lender hereunder, against any loss or expense which the Lender shall certify as sustained or incurred by it to the extent that they are reasonably and properly incurred as a consequence of:

(i)	any default in payment by the Borrower of any sum due hereunder; and

(ii)	the occurrence of any Event of Default.

13.	ASSIGNMENT AND TRANSFER

The Lender may assign any of its rights under this Agreement or assign and transfer any of its rights and obligations under this Agreement to any Subsidiary of Volkswagen Aktiengesellschaft or any bank or financial institution (other than any bank or financial institution which is or owns or controls (or is owed or controlled by) any fund whose investment strategy’s primary purpose is the purchasing debt for the purpose of actively managing that debt holding to obtain ownership of equity in, or gain control over the business of, the relevant borrower(s) and/or to exploit holdout or blocking positions).

The consent of the Borrower will be required (not to be unreasonably withheld or delayed) unless the assignment or the transfer and assignment is made at a time when an Event of Default is continuing or to a Subsidiary of Volkswagen Aktiengesellschaft.

If the Lender assigns or assigns and transfers any of its rights or obligations under this Agreement and as a result of circumstances existing at the date the assignment or assignment and transfer occurs, the Borrower would be obliged to make a payment to the assignee or transferee pursuant to Clause 7.3 (Deduction and grossing-up) or Clause 10.2 (Increased Costs), then the assignee or transferee is only entitled to receive payment under those Clauses to the same extent as the assignor or transferor would have been if the assignment or assignment and transfer had not occurred.

The assigning or transferring Lender shall inform the Borrower without undue delay of any assignment and/or assignment and transfer made by it.

14.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Party, any power, right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by any Party of any power, right or remedy preclude any other power, right or remedy. The rights and remedies provided hereunder are cumulative and not exclusive of any rights or remedies provided by law.

15.	CONFIDENTIALITY

The Parties acknowledge that this Agreement is confidential and no Party shall, and each Party shall ensure that none of its Subsidiaries will, without the prior written consent of the other Party, disclose this Agreement or its content to any other person, except:

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(i)	as required by law or regulation or by any applicable governmental or other regulatory or judicial authority;

(ii)	to the extent deemed necessary by the Borrower in connection with the proposed Acquisition to the legal advisers of the Target and/or any of its representatives in connection with the proposed Acquisition (excluding any amounts in respect of any fees or margin set out in this Agreement);

(iii)	to their auditor or professional advisers who are in any event subject to confidentiality obligations as a matter of law or professional practice;

(iv)	in the case of the Lender only, to any person to (or through) whom it assigns or assigns and transfers (or may potentially assign or assign and transfer) all or any of its rights and/or obligations under this Agreement;

(v)	to any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes; and

(vi)	as (and to the extent) required for the purpose of the preparation, or the issuance, of any debt instrument and/or equity instrument in any debt capital or equity capital markets by any member of the Volkswagen Group or TRATON Group (including pursuant to any prospectus).

This Clause 15 constitutes the entire agreement between the Parties in relation to obligation of the Parties to keep this Agreement confidential and supersedes any previous agreement, whether express or implied, regarding the confidentiality of this Agreement.

16.	NOTICES AND OTHER MATTERS

Every notice, request, demand or other communication shall be in writing (including in text form via fax or email with attached pdf) and shall be sent to the following addresses:

(a)	Lender:	Volkswagen International Luxemburg S.A.
	Attn.:	Frank Mitschke, Stefan Hackmann
	Address:	Route d’ Arlon, L-1150 Luxembourg
	Tel.-No.:	+352-2-74406-30
	Fax-No.:	n/a
	Email:	frank.mitschke.vfl@volkswagen.de
stefan.hackmann.vfl@volkswagen.de

(b)	Volkswagen Aktiengesellschaft
	Attn.:	Björn Bätge, Kai Otto, Stefan Ehlers, Linus Eichenberg
	Address:	Brieffach 011 1842/3, 38436 Wolfsburg
	Tel.-No.:	05361-9-25888
	Fax-No.:	n/a
	Email:	björn.bätge@volkswagen.de
kai.otto@volkswagen.de
stefan.ehlers@volkswagen.de
linus.eichenberg@volkswagen.de

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(c)	Borrower:	TRATON SE
	Attn.:	Rolf Woller, Wolfgang Herberger, Philipp Lotz
	Address:	Dachauer Str. 641, 80995 München
	Tel.-No.:	+49 162 1723362
	Fax-No.:	n/a
	Email:	rolf.woller@traton.com
wolfgang.herberger@traton.com
philipp.lotz@traton.com

or at such other addresses, fax number or email address as is notified by one party to the other within a reasonable time period in advance.

17.	PLACE OF PERFORMANCE, GOVERNING LAW AND JURISDICTION

(i)	Place of performance shall be Wolfsburg.

(ii)	This Agreement shall be governed by and construed in accordance with the laws of Germany and the parties agree for the court(s) of Wolfsburg to have jurisdiction in respect of any proceedings arising out of or in connection with this Agreement.

(iii)	Should any provision of this Agreement be or become legally invalid, the other provisions hereof shall remain in force. Any invalid provision shall be deemed to be substituted by a provision consistent with the intention and purpose of the parties at the time of entering into this Agreement. The same applies if it becomes apparent that the Agreement contains any gaps.

(iv)	Amendments and supplements to this Agreement shall be made in writing. This requirement may only be waived by an agreement in writing between the parties.

18.	CONCLUSION OF THIS AGREEMENT (VERTRAGSSCHLUSS)

(i)	The Parties may choose to conclude this Agreement by an exchange of signed signature page(s), transmitted to the relevant other Party by means of telecommunication (telekommunikative Übermittlung) such as by way of fax or attached as an electronic photocopy (pdf., tif., etc.) to electronic mail.

(ii)	The Agreement will be considered concluded once each Party has actually received the signed signature page(s) (Zugang der Unterschriftsseite(n)) from the other Party (whether by way of fax, attached as an electronic photocopy (pdf., tif., etc.) to electronic mail or other means of telecommunication).

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

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[Signature page I Committed Term Facility]

Signed by

/s/ Frank Mitschke	/s/ Stefan Hackmann
Frank Mitschke	Stefan Hackmann
Managing Director	Head of Controlling

for and on behalf of Volkswagen International Luxemburg S.A.

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[Signature page II – Committed Term Facility]

Signed by

/s/ Matthias Gründler	/s/ Christian Schulz
Matthias Gründler	Christian Schulz
Chief Executive Officer	Chief Financial Officer

for and on behalf of TRATON SE

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Schedule 1A

Advance Notice

From:	TRATON SE

To:	Volkswagen International Luxemburg S.A.

Dated:	[__________-]

We refer to Clause 2 (The Facility) of €3,300,000,000 facility agreement dated 7 November 2020 between TRATON SE and Volkswagen International Luxemburg S.A. (the “Agreement”).

Defined terms used in this Advance Notice shall have the meaning ascribed to them in the Agreement, unless the context otherwise requires.

We hereby ask to borrow a Loan under the Available Facility on the following terms and conditions:

(1)	Proposed Advance Date:	[__________-]

(2)	Currency of the Loan:	[__________-]

(3)	Amount:	[__________-]

(4)	Interest Period:	[__________-]

Further the Borrower confirms to the Lender the following:

(1)	Each condition specified in Clause 2 of the Agreement is satisfied on the date of this Advance Notice.

(2)	In accordance with Clause 8.10 of the Agreement all Repeated Representations are true in all material respects as at the date of this Advance Notice.

(3)	The Loan is to be made in whole for any purpose set out in Clause 2.3 of the Agreement.

Yours faithfully

for and on behalf of TRATON SE

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Schedule 1B

Selection Notice

From:	TRATON SE

To:	Volkswagen International Luxemburg S.A.

Dated:	[__________-]

We refer to the €3,300,000,000 facility agreement dated 7 November 2020 between TRATON SE and Volkswagen International Luxemburg S.A. (the “Agreement”). This is a Selection Notice. Terms defined in the Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

We refer to the following Loan[s] in EUR with an Interest Period ending on [_____]. We request that the next Interest Period for [that]/[those] Loan[s] is [_____].

Further the Borrower confirms to the Lender that in accordance with Clause 8.10 of the Agreement all Repeated Representations are true in all material respects as at the date of this Selection Notice.

Yours faithfully

for and on behalf of TRATON SE

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Schedule 1C

Extension Notice

From:	TRATON SE

To:	Volkswagen International Luxemburg S.A.

Dated:	[__________-]

We refer to the €3,300,000,000 facility agreement dated 7 November 2020 between TRATON SE and Volkswagen International Luxemburg S.A. (the “Agreement”). This is an Extension Notice. Terms defined in the Agreement have the same meaning in this Extension Notice unless given a different meaning in this Extension Notice.

We refer to Clause [5.1]/[5.2] of the Agreement and elect to extend the Termination Date to the date falling six months after the [Initial Termination Date]/[First Extended Termination Date].

Further the Borrower confirms to the Lender that in accordance with Clause 8.10 of the Agreement all Repeated Representations are true in all material respects as at the date of this Extension Notice.

Yours faithfully

for and on behalf of TRATON SE

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Schedule 2

Conditions Precedent

1.	The Borrower

(i)	An excerpt (Ausdruck) from the commercial register and a copy of the articles of association (Satzung) of the Borrower.

(ii)	A copy of, or of an excerpt of, a resolution of the management board (Vorstand) and as far as legally required supervisory board (Aufsichtsrat) of the Borrower approving (to the extent required) the terms of, and the transactions (and its performance) contemplated by, this Agreement and resolving that the Borrower executes this Agreement.

2.	Other documents and evidence

(i)	Evidence that all agreements relating to the Acquisition such as the Merger Agreement have been approved by the management and as far as legally required supervisory board of the Borrower.

(ii)	A copy of the Merger Agreement executed by all parties thereto (which is in form and substance satisfactory to the Lender provided that if the executed Merger Agreement (including the schedules and exhibits thereto) delivered to the Lender is substantially in the form of the most recent draft Merger Agreement (including the schedules and exhibits thereto, where filled in) which has been provided by Davis Polk & Wardell LLP and made available to Volkswagen Aktiengesellschaft via email inter alia to Dr. Marcus Hellmann (marcus.hellmann@volkswagen.de) prior to the meeting of the board of management (Vorstand) of Volkswagen Aktiengesellschaft in which the Acquisition and the Facility have been approved and not amended other than in accordance with paragraph 3(d) of Schedule 3 is deemed to be in form and substance satisfactory to the Lender).

(iii)	A certificate from the Borrower confirming that all conditions to closing of the Acquisition, as specified in the Merger Agreement, other than those that by their nature or the terms of such Merger Agreement are to be satisfied at such closing and other than payment of the relevant purchase consideration, have been (if and to the extent that any such condition relates to Target or any of its Subsidiaries only, to the knowledge of the Borrower), satisfied in all respects pursuant to and in accordance with the Merger Agreement or otherwise waived by the Borrower (other than in accordance with paragraph 3(d) of Schedule 3) with the prior written consent of the Lender, it being understood that any such waiver shall not be required to be in writing.

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Schedule 3

Additional terms

1.	Definitions

In this Agreement:

“Captive (Re) Insurance Company” means any entity which is directly or indirectly majority owned by a member of the TRATON Group (or any other Captive (Re) Insurance Company) and whose primary purpose is to assume, insure and/or reinsure liabilities and/or risks related to members of the TRATON Group (including any other Captive (Re)Insurance Company).

“Material Group Member” means the Borrower or a Principal Subsidiary.

“Pension Trust Entity” means an entity the primary purpose of which is the administration of assets held on trust for the benefit of current or former employees or managing board members or supervisory board members of a member of the Group.

“Permitted Security” means:

(i)	any Security existing on the date of this Agreement;

(ii)	any Security comprising a netting or set-off arrangement entered into by a member of the TRATON Group in the ordinary course of business for the purpose of netting debit and credit balances;

(iii)	any Security created or subsisting pursuant to or in connection with cash management arrangements;

(iv)	any Security arising by operation of law (or by an agreement having the same effect) and in the ordinary course of business;

(v)	any Security over or affecting an asset acquired by a Material Group Member if and to the extent that such Security is not created in contemplation of the acquisition of that asset by the relevant Material Group Member and the principal amount of Financial Indebtedness secured has not been increased in contemplation of or since such acquisition;

(vi)	any Security over or affecting an asset of any entity which becomes a Material Group Member after the date of this Agreement (whether an existing member of the TRATON Group or any other entity which becomes a member of the TRATON Group after the date of this Agreement and thereupon qualifies as Principal Subsidiary) but only if and to the extent that:

(A)	the relevant Security was not created in contemplation of the relevant entity becoming a Material Group Member; and

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(B)	the principal amount of Financial Indebtedness, or the amount of a commitment for Financial Indebtedness, secured by such Security has not been increased since the date on which it can be determined that the relevant entity has become (or in contemplation of it becoming) a Material Group Member (the “Relevant Date”) or, in relation to any Financial Indebtedness of any Principal Subsidiary that is a member of the Target Group which has been increased after the Relevant Date, such Financial Indebtedness has not been increased above the commitments for Financial Indebtedness in place as at the Relevant Date;

(vii)	any Security arising under general business conditions including without limitation of any bank with whom a Material Group Member maintains a banking relationship;

(viii)	any Security arising in connection with conditional sale or retention of title arrangements entered into by a member of the TRATON Group with any trade creditor;

(ix)	any Security created or subsisting pursuant to or in connection with any (finance) leasing transaction, including without limitation any transaction providing for the disposal or lease-out of assets to any person whose core business is the leasing business (Leasinggesellschaften);

(x)	any Security created or subsisting pursuant to or in connection with framework and/or master agreements relating to derivatives transactions (including in each case without limitation any related credit support annexes) entered into by a member of the TRATON Group in the ordinary course of business of the TRATON Group;

(xi)	any Security over any asset held in Clearstream or Euroclear or any other securities depository or any clearing house in favour of such or any other securities depository or clearing house;

(xii)	any Security created or subsisting pursuant to or in connection with any securities lending transactions (including without limitation repurchase agreements) entered into in the course of the treasury activities of the relevant Material Group Member if and to the extent such Security is created or subsisting over any securities which are subject to any securities lending transaction and/or over any rights evidenced or represented by such securities and/or over any claims relating to an account (Kontoguthaben) to which amounts have been credited which have been paid in discharge of any such rights;

(xiii)	any Security created or subsisting in connection with any asset-backed securitisation;

(xiv)	any Security created in respect of borrowings from the Swedish Export Credit Corporation (Aktiebolaget Svensk Exportkredit) or other export credit agencies by any member of the TRATON Group made to refinance any amount receivable under any export sales contract, provided that this exception will, however, only apply if the Security created consists only of a pledge of the relevant member of the TRATON Group’s claims under the export sales contract against the foreign buyer and of any Security or guarantee, indemnity or other credit support granted to that member of the TRATON Group in respect of those claims;

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(xv)	any Security created or subsisting over trade receivables generated by a member of the TRATON Group (other than the Borrower) securing Financial Indebtedness of a member of the TRATON Group incurred in connection with factoring arrangements;

(xvi)	any Security securing obligations pursuant to and/or incurred in order to comply with section 8a of the German Altersteilzeitgesetz and section 7e of the Fourth Book of the German Social Security Code (SGB IV);

(xvii)	any Security arising pursuant to or in connection with contractual trust arrangements created in respect of pension obligations of the Borrower or any other member of the TRATON Group;

(xvii)	any Security granted to another member of the TRATON Group including for the avoidance of doubt to a Captive (Re)Insurance Company (in respect of Financial Indebtedness owed to such Captive (Re)Insurance Company by a member of the TRATON Group) and/or to a Pension Trust Entity;

(xviii)	any Security granted by a Material Group Member:

(A)	over any present or future, actual or contingent, claims of such Material Group Member against any other member of the TRATON Group resulting from the passing on of proceeds raised by such Material Group Member by way of sale of any convertible bonds issued by it;

(B)	to such bondholders of such bond (or any trustee of or other person acting for these purposes for such bondholders); and

(C)	securing the obligations (in whole or in part) of such Material Group Member under such bond;

(xix)	any Security created or subsisting pursuant to or in connection with any litigation, arbitration, enforcement or other legal proceeding;

(xx)	any Security securing Financial Indebtedness incurred to finance a project and/or asset, granted by a Material Group Member which is a special purpose vehicle and whose principal assets and business are constituted by that project and/or asset (“SPV”) and whose obligations in respect of the Financial Indebtedness secured are not directly or indirectly the subject of a guarantee, indemnity or any other form of assurance, undertaking or support (any such support a “Support”) from any other member of the TRATON Group other than any kind of Support which is customarily provided in case of, or in case of the relevant type of, project and/or asset finance, such as Security over shares in the SPV, start-up guarantees, representations and warranties or other assurances regarding contributed assets or businesses, equity contribution undertakings and minimum off take undertakings;

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(xxi)	any Security over any shares in a SPV (as defined in sub-paragraph (xx) above) securing only Financial Indebtedness incurred by such SPV;

(xxii)	any Security approved prior to its creation by the Lender; and

(xxiii)	any Security securing Financial Indebtedness the amount of which (when aggregated with the amount of any other Financial Indebtedness which has the benefit of a Security not allowed under the preceding sub-paragraphs) does not exceed an amount equal to 5% of the TRATON Group’s consolidated operating revenues (determined by reference to the consolidated financial statements of the Borrower most recently delivered by the Borrower under this Agreement) provided that if at the time of its creation in reliance on this sub-paragraph the respective Security was in compliance with the requirements provided for in this sub-paragraph, any decrease of the TRATON Group’s consolidated operating after that time will not result in such Security not being a Permitted Security.

2.	Representations

(a)	Merger Subsidiary is a wholly owned (indirect) Subsidiary of the Borrower and a corporation duly constituted and validly existing under the laws of Delaware, possessing the power to own its assets, to carry on its business as it is now being conducted and the capacity to sue and be sued in its own name.

(b)	The Borrower and Merger Subsidiary have the corporate power and authority to enter into, execute and perform the Merger Agreement and the transactions contemplated thereby.

(c)	Subject to any general principles of law limiting the Borrower’s or Merger Subsidiary’s obligations and assuming the due execution by the Target, the Merger Agreement constitutes legal, valid, binding and enforceable obligations of the Borrower and Merger Subsidiary.

(d)	The entry into and performance of the Merger Agreement by the Borrower and Merger Subsidiary and the transactions contemplated thereby do not and will not conflict with:

(i)	any law or regulation applicable to the Borrower or Merger Subsidiary, other than, prior to the date of first utilisation of the Facility, any law or regulation in relation to any anti-trust or other required regulatory or administrative authorisation, clearance or approval (including with respect to national security, foreign investment, state or federal securities laws, national securities exchanges or the Delaware secretary of state) or the lapse of any related waiting or other time period;

(ii)	its or Merger Subsidiary’s constitutional documents; or

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(iii)	any agreement or instrument binding upon it or Merger Subsidiary to an extent or in a manner which would have a Material Adverse Effect.

(e)	All authorisations required:

(i)	other than, prior to the date of the first utilisation of the Facility, any anti-trust or other required regulatory or administrative authorisation, clearance or approval (including with respect to national security, foreign investment, state or federal securities laws, national securities exchanges or the Delaware secretary of state) or the lapse of any related waiting or other time period, to enable it and Merger Subsidiary lawfully to enter into, exercise its rights and comply with its obligations in the Merger Agreement; and

(ii)	to make the Merger Agreement admissible in evidence in the relevant jurisdiction of incorporation of it and Merger Subsidiary,

have been obtained or effected and are in full force and effect.

(f)	All shares of common stock in the Target (other than, for the avoidance of doubt, the sole share of Series B Nonconvertible Junior Preference Stock of the Target) are or will be upon the Acquisition being consummated (directly or indirectly) legally and beneficially owned by the Borrower free from any claims or third party rights (including any Security) other than claims with respect to appraisal rights or shareholder litigation.

3.	Undertakings

(a)	The Borrower shall keep the Lender reasonably informed about the progress of the Acquisition and will notify the Lender promptly of any material developments in relation to the Acquisition.

(b)	The Borrower shall supply to the Lender without undue delay an electronic copy of any Merger Agreement and, at any time following the signing of such Merger Agreement by the parties thereto but only until the Acquisition is consummated and only to the extent accessible, an electronic copy of any amendment to such Merger Agreement or any waiver and/or consent granted under such Merger Agreement (other than those that are of a minor or technical nature or that do not affect the interests of the Lender in its capacity as such) as applicable.

(c)	The Borrower shall only be required to comply with the information undertakings specified in paragraphs (a) and (b) above to the extent that disclosure of such information would not breach any law, regulation, stock exchange requirement or statutory duty of confidentiality prohibiting such disclosure applicable to the Borrower or any member of the TRATON Group.

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(d)	The Borrower shall not (and shall ensure that Merger Subsidiary will not) (without the prior consent of the Lender) amend or change or grant any consent or waiver in respect of the terms and conditions of the Merger Agreement at any time following signing of the Merger Agreement by the parties thereto (unless such amendment, change or waiver is of minor nature and not materially adverse to the interest of the Lender (it being understood and agreed that any reduction in the purchase price to be paid in connection with the Acquisition is not, and shall not be deemed to be, materially adverse to the interest of the Lender)).

(e)	The Borrower shall procure that each relevant member of the TRATON Group complies with all its obligations under the Merger Agreement and diligently exercises its rights thereunder.

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